Exhibit 10.7

Name: Kyle Brown

Date: January 16, 2020

RE:	Offer of Employment with Trinity Capital Inc.

Dear Kyle:

I am very pleased to provide you with an offer of employment and know that you will be an extremely valuable contributor to Trinity Capital Inc. (the “Company”). Please review and approve at your convenience. We look forward to having you join our team!

Position and Responsibilities

You agree to serve as President and Chief Investment Officer for the Company. You agree to devote substantially all of your business time and efforts to the performance of your duties to the Company. You will be responsible for managing and monitoring the Company’s investment strategy and portfolio. Managing the teams necessary to achieve the Company’s deployment goals. You will also serve on the Company’s investment committee in this position, you will report directly to the CEO and Board of Directors.

Salary, Bonus, Benefits, Business Expenses and Severance

a.	Base Salary. Initially, you will be compensated for your services at an annual rate of five hundred and fifty thousand dollars ($550,000), which may be reviewed and increased but not decreased on an annual basis by the Board of Directors (the “Board”) in its sole discretion, and which shall be payable in accordance with the Company’s regular payroll schedule (the “Base Salary”). All payments made to you, including all payments of Base Salary and any bonuses or equity or equity-based compensation, shall be subject to all withholding required by law (such as income and payroll taxes) and any additional agreed upon withholding amounts.

b.	Annual Bonus Arrangement. In addition, you will be eligible to receive an annual bonus (the “Annual Bonus”), payable in amounts and at such times as determined in good faith by the Board, based on the achievement of Company and individual performance objectives, performance goals, and other metrics as set by the Board, and as may be changed from time to time. The Annual Bonus (if any) shall be payable no later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates and may be paid periodically prior to such date. In order to be eligible to receive such Annual Bonus (or portion thereof), you must remain employed by the Company and in good standing through (i) the payment date if earlier than the end of the calendar year, or (ii) the end of the applicable Annual Bonus calendar year. Notwithstanding the foregoing, in the event that you are terminated for “cause” at any point prior to the payment of any Annual Bonus, you will not be entitled to the payment of any Annual Bonus.

For purposes of this letter agreement, “cause” shall mean (i) your act(s) of gross negligence or willful misconduct in the course of your employment, (ii) your willful failure or refusal to perform in any material respect your duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by you of any assets or business opportunities of the Company, (iv) embezzlement or fraud committed (or attempted) by you, or at your direction, (v) your conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or otherwise result in material injury to the reputation or business of the Company, (vi) any material violation by you of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) your material breach of Exhibit A of this letter agreement.

c.	Employee Benefits. In connection with your employment, you will be eligible to participate in the Company’s employee benefit plans (including life, health accident insurance and disability programs) provided by the Company to similarly situated employees. Such participation shall be subject to the terms of the applicable plan documents and policies generally applicable to Company employees, including, without limitation, plan terms or policies relating to employee contributions under any such plans. Additional information regarding these benefits will be provided to you under a separate cover.

d.	Vacation and Sick Leave. You will be entitled to four (4) weeks of paid time off per calendar year in the form of vacation and sick leave (without taking into account any qualified disability leave offered pursuant to the Company’s disability benefit programs in place from time to time), subject to the terms and conditions of the Company’s policies, procedures, and practices applicable to similarly situated employees and applicable law.

e.	Sabbatical. You will be entitled to a six (6) week sabbatical every three years.

f.	Working Remotely: You will have the option to work remotely. Some time spent in the Company’s offices in Arizona will be necessary and will be determined over time as needed by the Company to achieve the responsibilities for your role.

e.	Business Expenses. You will be reimbursed for all reasonable expenses (including, without limitation, travel and lodging, phone and car lease) incurred by you in connection with your employment, provided you provide documentation, expense statements, vouchers and/or such other supporting information to the Company as it may reasonably request and provided such expenses were incurred in compliance with Company policies, procedures and practices.

g.	Severance: In addition to any amounts owed to you under the Company’s employee benefit plans and under applicable law, you will also be eligible for severance upon certain terminations of employment as provided for in this letter agreement. Through the fifth anniversary of the date of this letter agreement, you will be eligible for severance upon your termination of employment as a result of your death, disability, by the Company without cause or your resignation for “good reason” as provided for in this paragraph. Upon such termination and your execution and nonrevocation of a general release of claims in a form satisfactory to the Company (the “Release of Claims”) and your continued compliance with the terms of Exhibit A, you will be paid the following amounts: (i) two times your Base Salary, (x) as averaged over the most recent three years or (y) if three years has not passed since the Company’s operation as a BDC, your most recent Base Salary; (ii) any earned but unpaid Annual Bonus amounts plus your pro rata Annual Bonus for the year of termination; (iii) two times (x) the average of your most recent three Annual Bonuses or (y) if three years has not passed since the Company’s operation as a BDC, your most recent Annual Bonus (or, if none has been paid as a result of the Company’s recent operation as a BDC, your most recent Annual Bonus earned for service to the predecessor of the Company); (iv) the accelerated vesting of any equity awards granted by the Company; plus (v) subject to your electing COBRA coverage under the Company’s group health plan, an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage, for a period of eighteen months (the “Severance Benefits”). The Severance Benefits shall be paid to you in a lump sum (or vested) as soon as reasonably practicable following your execution and nonrevocation of the Release of Claims.

For purposes of this letter agreement, “disability” shall mean any physical or mental disability or infirmity of you that prevents the performance of your duties (notwithstanding the provision of any reasonable accommodation) for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period, as determined by the Company.

For purposes of this letter agreement, your resignation shall be for “good reason” if you resign from your employment as a result of any of the following without your consent: (i) a material reduction in your position, responsibilities or status; (ii) a material downward change in your reporting responsibility; (iii) a reduction your Base Salary; (iv)  the relocation of your principal work location to a location outside a fifty (50) mile radius of your current principal work location; (v) the failure of the Company to make any material, non-forfeited payments earned and due to you under this letter agreement; or (vi) the failure of the Company to obtain the assumption in writing of its obligations under this letter agreement by any successor to all or substantially all of the assets of the Company. In order to resign for good reason, you must notify the Company within ten (10) days of such event(s) alleged to constitute good reason and the Company shall have a period of thirty (30) days to cure such event(s), to the extent curable.

If your employment with the Company is terminated at any time for any reason other than as described above, unless provided for separately (e.g. a separate severance plan or agreement) the Company shall have no further obligation or liability to you relating to your employment or arising out of this offer, other than (i) the payment of any Base Salary earned but unpaid through the date of termination of your employment, (ii) any vested rights you may have under any of the Company’s employee benefit plans, (iii) payment for any accrued but unused vacation days, in accordance with the Company’s vacation policy and applicable laws, and (iv) any other payments required by applicable law.

Employment at Will; Restrictive Covenants

Notwithstanding anything to the contrary, your employment with the Company will be “at will”, which means that either you or the Company may terminate your employment, at any time and for any reason, either with or without cause or advance notice. In the event you desire to terminate your employment with the Company, the Company does request you provide two weeks’ notice as a courtesy.

As a condition of your employment, you agree to be bound by all the terms and conditions in Exhibit A to this letter, and agree that the terms and conditions of Exhibit A form part of the terms and conditions of your employment.

Additional Agreements; Miscellaneous

This offer letter, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this letter, shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to any choice or conflict of laws provision or rule thereof. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this letter agreement shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

The agreed upon start date for the commencement of your employment is the date upon which the Company becomes an operating “business development company.” We expect this date to occur in the first quarter of 2020.

Sincerely,

Steve Brown

CEO and Chairman of the Board

Trinity Capital Inc.

Accepted by:

Name:	Kyle Brown	Date:	January 16, 2020

Exhibit A

Restrictive Covenants

You acknowledge that, as a senior executive of the Company, you have specialized knowledge of the Company’s business, its customer relationships and its confidential information and that the restrictive covenants included in this Exhibit A to this letter agreement are necessary to protect the Company’s legitimate, protectable business interests. You also acknowledge that in connection with the execution of this letter agreement that you have received sufficient consideration to agree to such restrictions.

1.	Intellectual Property. All inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company or any of their predecessors (collectively, the “Work Product”) belong to the Company. All Work Product created by you while employed by the Company or any of its predecessors will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of your rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this letter agreement. You will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after your employment with the Company) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

2.	Confidential Information, Trade Secrets and Protected Rights.

You agree that, during your employment with the Company or its affiliates and at all times following termination of your employment, except as required by applicable law, you will not, directly or indirectly, at any time, disclose to any third person or use in any way any non-public information or Confidential Information.

a.	For purposes of this letter agreement, “Confidential Information” shall mean any confidential or proprietary information, including but not limited to: (a) technical, operational and financial information, data, Trade Secrets, formulae, processes, techniques, formats, specifications, manufacturing methods, treatment methods, designs, sketches, photographs, plans, drawings, specifications, samples, reports, pricing information, studies, findings, marketing plans or proposals, inventions, ideas, customer and client lists, information related to business opportunities and business development, and confidential programs or procedures; (b) any intellectual property owned or licensed by the Company or its affiliates; (c) any information maintained by the Company or its affiliates as confidential or proprietary information, whether or not it is marked as confidential; and (d) information received by the Company or its affiliates from third parties under confidential conditions.

b.	Notwithstanding the foregoing, Confidential Information shall not include information: (i) that at the date hereof is in the public domain; (ii) that has come within the public domain through no fault or action of you that has the obligation of confidentiality (provided, however, that the fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information from the obligations of this letter agreement); (iii) that after the date hereof has been obtained lawfully from any third party which was entitled to disclose such information; and/or (iv) that you are compelled to disclose by any judicial or administrative order after having given prompt notice of such order to the Company.

c.	You agree that, during your employment with the Company or its affiliates and thereafter, you will:

(i)	hold the Confidential Information in strict confidence; and

(ii)	not give, sell or disclose Confidential Information to any other third party, unless such party is an auditor or contractor hired by the Company and then only upon written approval of the Board.

For avoidance of doubt, nothing in this letter agreement shall prevent you from sharing any Confidential Information or other information with regulators or appropriate governmental agencies without notice to the Company, whether in response to subpoena or otherwise, under the whistleblower provisions of federal law or regulation, and no prior authorization or notification is required prior to you making any such reports or disclosures, provided, that no attorney client privilege shall be waived.

You acknowledge that your obligations above are separate and distinct from your promise and obligation not to disclose or use the Company’s or its affiliates’ “Trade Secrets,” as defined by the applicable federal and state laws. During and at all times after your employment with the Company or its affiliates, Trade Secrets of the Company shall be subject to the maximum protections available under applicable law and no less protection than that described above applicable to “Confidential Information.”

Nothing in this letter agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation. Provided you do so consistent with 18 U.S.C. § 1833, you may disclose Trade Secret information to a government official or to an attorney for the purposes of obtaining legal advice or use it in certain court proceedings without fear of prosecution or liability if the Trade Secret information is filed under seal.

3.	Non-Competition and Non-Interference.

a.	Non-Competition. During the period of your employment with the Company and the period commencing on the date of the termination your employment for any reason and ending on the 12-month anniversary of such date of termination (the “Restricted Period”), you agree that you will not, directly or indirectly, individually or on behalf of any Person, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company engages in business.

b.	Non-Interference. During the Restricted Period, you agree that you will not, directly or indirectly for his or her own account or for the account of any other individual or entity, engage in Interfering Activities.

c.	Definitions. For purposes of this letter agreement:

(i)	“Business Relation” shall mean any current or prospective client, customer, borrower, referral source, licensee, supplier, or other business relation of the Company or its affiliates, or any such relation that was a client, customer, borrower, referral source, licensee or other business relation within the prior six (6) month period.

(ii)	“Competitive Activities” shall mean business activities related to venture lending or leasing, equipment leasing or any other business activity that is materially competitive with the current or actively planned business activities of the Company or its affiliates.

(iii)	“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, the Company or its affiliates to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company or its affiliates; (B) hiring any individual who was employed by or served as a consultant to the Company or its affiliates within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company or its affiliates, or in any way interfering with the relationship between any such Business Relation and the Company or its affiliates.

(iv)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

4.	Reasonableness of Restrictions.

You acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders you special and unique within the Company’s industry, and that you will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company and its affiliates during the course of and as a result of your employment with the Company. In light of the foregoing, you recognize and acknowledge that the restrictions and limitations set forth in this letter agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company. You further acknowledges that the restrictions and limitations set forth in this letter agreement will not materially interfere with your ability to earn a living following the termination of your employment with the Company and that your ability to earn a livelihood without violating such restrictions is a material condition to your employment with the Company.

Each of the rights enumerated in this letter agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this letter agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this letter agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, you agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

You expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this letter agreement may result in substantial, continuing, and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, any of its affiliates shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this letter agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, you acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants hereof and during any other period required for litigation during which the Company or any its affiliate seeks to enforce such covenants against you if it is ultimately determined that you were in breach of such covenants.

5.	Non-Disparagement. You and the Company each agrees that during your employment with the Company or its affiliates and thereafter, neither party will disparage the other, including any products, services or practices, any affiliates, directors, officers, agents, representatives, stockholders or affiliates of the Company, either orally or in writing at any time. For the avoidance of doubt, nothing in this letter agreement shall prohibit the either the Company or you from making truthful statements (a) in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (b) to regulators or appropriate government agencies in fulfillment of their statutory or regulatory obligations.

6.	Company Property. All information, materials, documents, supplies, equipment, and other property furnished to you by the Company in connection with performance of services under this letter agreement will be and remain the sole property of the Company. On the date of the termination of your employment under this letter agreement for any reason, or at any other time at the Company’s request, you must return to the Company all tangible and intellectual property in whatever form belonging to the Company (including, but not limited to, Confidential Information, Company vehicles, laptops, computers, cell phones, wireless electronic mail devices, code, and other equipment, information, documents, and property).

7.	Non-Disclosure. Except as otherwise required by law (including, without limitation, in all required filings with the Securities and Exchange Commission), you shall not disclose the financial terms of this letter agreement to any person or entity, except that the financial terms of this letter agreement may be disclosed to: (a) your attorneys, accountants, or financial or tax advisors, and (b) members of your immediate family; provided, in the case of each of (a) and (b), that such persons agree not to reveal the financial terms of this letter agreement any further.